Exhibit (a)(25)

July 19, 2012

Cede & Co

P.O. Box 20

Bowling Green Station

New York, NY 10274

RE:	Notice of a Tender Offer for Shares of Talbots Common Stock

To Whom It May Concern:

This notice is being sent to you as the registered holder of the warrants issued pursuant to the Warrant Agreement, dated as of February 26, 2008, between The Talbots, Inc. (“Talbots” or the “Company”) (as successor to BPW Acquisition Corp.) and Mellon Investor Services, as warrant agent, as amended (the “BPW Warrant Agreement”).

As previously announced, on May 30, 2012, Talbots entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) with TLB Merger Sub Inc. (“Purchaser”) and Purchaser’s parent, TLB Holdings LLC (“Parent”), pursuant to which Purchaser, which is affiliated with Sycamore Partners, L.P. (“Sycamore Partners”), is to acquire all of the outstanding shares of common stock of Talbots (“Talbots Common Stock”) for $2.75 per share in cash (the “Offer Price”), subject to the terms and conditions of the Merger Agreement. In accordance with the Merger Agreement, on June 15, 2012, Purchaser and Parent commenced a tender offer (the “Offer”) to acquire all of the issued and outstanding shares of Talbots Common Stock for the Offer Price, net to the seller in cash, without interest thereon and less any required withholding taxes. The initial expiration date of the Offer was Midnight, New York City time, on Friday, July 13, 2012. On July 16, 2012, the expiration date of the Offer was extended to 5:00 p.m., New York City time, on Friday, July 27, 2012. Under the Merger Agreement, the expiration date of the Offer may be further extended from time to time, subject to the terms and conditions of the Merger Agreement. Upon any extension of the expiration date of the Offer, a notice of such extension by press release or other public announcement is required to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the then-scheduled expiration date of the Offer. Following the consummation of the Offer, or if the Offer is terminated in accordance with the Merger Agreement, following receipt of any necessary approval of the Company’s stockholders, Purchaser will merge with and into Talbots, with Talbots continuing as the surviving corporation, on the terms and conditions set forth in the Merger Agreement. The transactions contemplated by the Merger Agreement are currently expected to close during the third quarter of this year.

As described in the Offer to Purchase, dated June 15, 2012, which has been provided to you, the Offer is made only for shares of Talbots Common Stock and is not made for any warrants to purchase shares of Talbots Common Stock. Pursuant to the Merger Agreement and in accordance with terms of the BPW Warrant Agreement, at the earlier of the acceptance time for the purchase of shares of Talbots Common Stock tendered pursuant to the Offer and the effective time of the merger (the “Acceleration Time”), each warrant to purchase Talbots Common Stock issued pursuant to the BPW Warrant Agreement outstanding immediately prior to the Acceleration Time will be terminated and canceled without any payment therefor or other liability or obligation on the part of Talbots, the surviving corporation of the merger, Purchaser, Parent and/or any of their respective affiliates. As of the Acceleration Time, all such warrants will no longer be outstanding and will automatically cease to exist and will be of no further force and effect.

If you have any questions, please contact Talbots Investor Relations at (781) 741-4500.

Very truly yours,

/s/ Richard T. O’Connell, Jr.

Richard T. O’Connell, Jr.

Executive Vice President

Notice to Investors

This communication is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to purchase shares of the Company’s common stock is being made pursuant to an Offer to Purchase, Letter of Transmittal and other related materials that Sycamore Partners and its affiliates filed with the SEC. Sycamore Partners and its affiliates have filed a Tender Offer Statement on Schedule TO with the SEC in connection with the commencement of the offer, and the Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. These materials have been sent free of charge to all of the Company’s stockholders. Investors and security holders of the Company are urged to read these materials and other documents filed by the Company and Sycamore Partners and its affiliates with the SEC carefully in their entirety since they will contain important information. Investors and security holders may obtain free copies of these materials and other documents filed by the Company and Sycamore Partners and its affiliates with the SEC at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed by the Company with the SEC by contacting Talbots Investor Relations at (781) 741-4500, by writing to Investor Relations Department, The Talbots, Inc., One Talbots Drive, Hingham, Massachusetts 02043, or by e-mailing investor.relations@talbots.com.

Additional Information about the Merger and Where to Find It

In connection with the potential one-step merger, the Company has filed a preliminary Proxy Statement on Schedule 14A with the SEC. Additionally, the Company intends to file other relevant materials with the SEC in connection with the proposed acquisition of the Company by an affiliate of Sycamore Partners pursuant to the terms of an Agreement and Plan of Merger by and among the Company, TLB Holdings LLC and TLB Merger Sub Inc. Investors and security holders of the Company are urged to read the definitive Proxy Statement on Schedule 14A and other relevant materials carefully in their entirety when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger. Investors and security holders may obtain free copies of these materials and other documents filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov. Investors and security holders also may obtain free copies of the documents filed by the Company with the SEC by contacting Talbots Investor Relations at (781) 741-4500, by writing to Investor Relations Department, The Talbots, Inc., One Talbots Drive, Hingham, Massachusetts 02043, or by e-mailing investor.relations@talbots.com.

The Company and certain of its directors and executive officers, under the SEC rules, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Investors and security holders may obtain detailed information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise, and which may, in some cases, be different than those of the Company’s stockholders, generally) of the Company’s executive officers and directors in (i) the Company’s definitive proxy statement for its 2011 Annual Meeting of Stockholders, (ii) the Annual Report on Form 10-K for the fiscal year ended January 28, 2012, as amended, and (iii) the preliminary Proxy Statement on Schedule 14A and other relevant materials which may be filed with the SEC in connection with the merger when and if they become available. To the extent that the Company’s directors’ and executive officers’ holdings of the Company’s securities change, or have changed, from the amounts indicated in the Company’s preliminary Proxy Statement on Schedule 14A, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Copies of these documents can be obtained free of charge from the Company or the SEC as indicated above.

Forward-looking Information

This communication contains forward-looking information. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “look,” “projected,” “believe,” “anticipate,” “outlook,” “will,” “would,” “should,” “intend,” “potential” or similar statements or variations of such terms. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including: statements concerning the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; statements regarding the ability to complete the transaction considering the various closing conditions; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, suppliers, sourcing agent and landlords; other business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the SEC, including the risks and uncertainties included under “Risk Factors” and “Forward-looking Information” in Talbots’ Annual Report on Form 10-K for the fiscal year ended January 28, 2012, as amended, and other periodic reports filed with the SEC which are incorporated herein, as well as the Tender Offer Statement on Schedule TO filed by Sycamore Partners and its affiliates and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company. The Company’s Annual Report on Form 10-K, as amended, and other periodic reports are available at the Investor Relations section of the Company’s Website at http://www.thetalbotsinc.com.

All the Company’s forward-looking statements are as of the date of this communication only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or risks and uncertainties referred to in this communication or included in the Company’s other public disclosures or the Company’s other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect the Company’s continuing operations and the Company’s future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.